                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               FOUNDATION HEALTH SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                         April 1, 1998
            [LOGO]       Dear Stockholders:
                         It is a pleasure to invite you to
      FOUNDATION         attend the 1998 Annual Meeting of
        HEALTH           Stockholders of Foundation Health
       SYSTEMS,          Systems, Inc. to be held at The
         INC.            Brown Palace Hotel, 321 17th
       NOTICE OF         Street, Denver, Colorado 80202, on
      1998 ANNUAL        Thursday, May 7, 1998, at 10:00
        MEETING          a.m. (local time).
          AND            Each item of business described in
         PROXY           the accompanying Notice of Annual
       STATEMENT         Meeting and Proxy Statement will
                         be discussed during the meeting
                         and stockholders will have an
                         opportunity to ask questions. A
                         report on our business operations
                         will be presented at the meeting.
                         IT IS IMPORTANT THAT YOU VOTE YOUR
                         SHARES WHETHER OR NOT YOU PLAN TO
                         ATTEND THE MEETING. We urge you to
                         carefully review the Proxy
                         Statement and to vote your choices
                         on the enclosed card. Please sign,
                         date and return your proxy card in
                         the envelope provided as soon as
                         possible. If you do attend the
                         meeting, your proxy can be revoked
                         at your request in the event you
                         wish to vote in person.
                         I look forward to seeing you at
                         the meeting.

                         Sincerely,
                                             [LOGO]
                              Malik M. Hasan, M.D.
                              CHAIRMAN OF THE BOARD OF
                              DIRECTORS
                              AND CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Foundation Health Systems, Inc. (the "Company") will hold its 1998 Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, May 7, 1998 at 10:00 a.m. (local time) at The Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, for the following purposes:

    1. To elect three directors to serve until the 2001 Annual Meeting of Stockholders.

    2.  To act upon any other matters that may properly come before the meeting.

    The Board of Directors has fixed Monday, March 16, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

    At the Annual Meeting, each share of Class A Common Stock, par value $.001 per share, of the Company represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. The California Wellness Foundation holds all of the Class B Common Stock, par value $.001 per share, of the Company (which is non-voting) and has been invited to send representatives to attend the Annual Meeting. Malik M. Hasan, M.D., Jay M. Gellert and B. Curtis Westen have been appointed as proxy holders, with full rights of substitution, for the holders of Class A Common Stock.

                                          By Order of the Board of Directors,

                                          /s/ B. CURTIS WESTEN, ESQ.

                                          B. Curtis Westen, Esq.

                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL

                                          AND SECRETARY

April 1, 1998

                             YOUR VOTE IS IMPORTANT

    All stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed self-addressed, postage-paid envelope. If you attend the Annual Meeting, you may vote in person even if you have returned a proxy.

                                     [LOGO]

                                PROXY STATEMENT

GENERAL; VOTING OF SHARES

    The accompanying proxy is solicited by the Board of Directors of Foundation Health Systems, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 7, 1998 at 10:00 a.m. (local time) at The Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, and at any adjournments or postponements thereof. This Proxy Statement and accompanying proxy will be mailed beginning on or about April 1, 1998 to give holders of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), of the Company of record on March 16, 1998 (the "Record Date") an opportunity to vote at the Annual Meeting. The Foundation Health Systems, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 serves as the Annual Report to Stockholders in connection with the Annual Meeting.

    Each share of Class A Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. The Company also has outstanding non-voting Class B Common Stock, par value $.001 per share ("Class B Common Stock"), all of which is held by The California Wellness Foundation (the "CWF"). The Company's Fifth Amended and Restated By-Laws (the "By-Laws") require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted.

    In voting, please specify your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the accompanying envelope. If no directions are given and the signed card is returned, then the proxy holders will vote the shares for the election of all listed nominees, and at their discretion on any other matters that may properly come before the meeting. In situations where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting but will not be included in the vote totals and, therefore, will have no effect on the outcome of the votes.

REVOCABILITY OF PROXIES

    Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequently dated proxy relating to the same shares of Class A Common Stock and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequently dated proxy or written notice revoking a proxy should be sent to the Secretary of Foundation Health Systems, Inc. at its executive offices located at 21600 Oxnard Street, Woodland Hills, California 91367 or at its offices located at 225 North Main Street, Pueblo, Colorado 81003.

SHARES OUTSTANDING

    Only holders of record of Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 111,308,582 shares of Class A Common Stock. Each share of Class A Common Stock is entitled to one vote. As of the Record Date, the Company also had outstanding 10,297,642 shares of Class B Common Stock, all of which are held by the CWF and all of which are nonvoting. The CWF has been invited to send representatives to the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Class A Common Stock of record for beneficial owners for forwarding to such beneficial owners. The Company has not engaged any outside firm or entity to assist in the solicitation of proxies. The Company may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. HIGHLIGHTS OF THE ANNUAL MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1998.

                                  INTRODUCTION

    Foundation Health Systems, Inc. (the "Company" or "FHS") is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The Company's health maintenance organizations ("HMOs"), insured preferred provider organizations ("PPOs") and government contracts subsidiaries provide health benefits to 6.2 million individuals in 21 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. The Company's subsidiaries also offer managed health care products related to behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

    The Company's current operations are a result of the merger transaction (the "FHS Combination") between the Company (then named Health Systems International, Inc. ("HSI")) and Foundation Health Corporation ("FHC") which was consummated on April 1, 1997.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of 10 persons, divided into three classes with four directors designated in Class III and three directors designated in each of Class I and Class II. At the Annual Meeting, stockholders will elect three directors for Class II. A vacancy currently exists in Class I which is in the process of being filled by the Company's Board of Directors in accordance with the Company's Fifth Amended and Restated By-Laws (the "By-Laws").

    The Class II nominees are Roger F. Greaves, Richard W. Hanselman and Raymond
S. Troubh. Each Class II director will be elected for a three-year term and will hold office until the 2001 Annual Meeting of Stockholders. In each case, the elected director will continue in office until such director's successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

    The By-Laws require the affirmative vote of the holders of a majority of Class A Common Stock represented at the Annual Meeting and entitled to vote to elect each named nominee. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Shares represented by proxies marked "withhold authority" for one or more nominees will be counted as a negative vote.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            FOR EACH NAMED NOMINEE.

NOMINEES AND CONTINUING DIRECTORS

    The Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Board of Directors will consist of not less than three nor more than twenty members, the exact number to be determined in accordance with the By-Laws. The By-Laws provide that from April 1, 1997 until April 1, 2002, the Board of Directors will consist of 11 members, six of whom initially were selected by FHC (Messrs. Crowley (who subsequently resigned as a director), Foley, Fowler, Hanselman, Stegemeier and Troubh, collectively the "FHC Designees") and five of whom initially where selected by HSI (Dr. Hasan and Messrs. Bouchard, Deukmejian, Farley and Greaves, collectively, the "HSI Designees"); provided that if at any time during the period beginning on April 1, 1997 and up to, but not including, the election of directors at the May 2000 Annual Meeting of Stockholders (the "Transition Period"), Dr. Hasan is not the Chief Executive Officer of the Company and a member of the Board of Directors, then prior to the next meeting of the Board of Directors following such occurrence, the other HSI Designees will select another individual to replace Dr. Hasan, and either (i) an FHC Designee will resign so that the Board of Directors will consist of 10 directors, of whom five will be HSI Designees and five will be FHC Designees, or (ii) the directors will take action to increase the size of the Board of Directors to 12 and the HSI Designees will select a director to fill the vacancy created by such increase in the size of the Board of Directors. Following any date that the Board of Directors consists of 10 or 12 directors, as the case may be pursuant to the preceding sentence, the Board of Directors will be entitled to increase the size of the Board of Directors by one in order to fill the new directorship with the new Chief Executive Officer of the Company.

    The Certificate provides for the Board of Directors to be divided into three classes, each class to serve for staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the directors. The By-Laws further provide that the designees for the classes of the Board of Directors expiring in 1997, 1998 and 1999 shall consist of: (i) for Class I, four members, consisting of Mr. Crowley, Dr. Hasan (or their respective replacements, if applicable), one independent director appointed from the HSI Designees and one independent director appointed from the FHC Designees; (ii) for Class II, three members, consisting of two independent directors appointed from the FHC Designees and one independent director appointed from the HSI Designees; and
(iii) for Class III, four members, consisting of two independent directors appointed from the HSI Designees and two independent directors appointed from the FHC Designees. During the Transition Period, in the event of death, resignation, removal or failure to stand for reelection of any of the directors originally designated by FHC or HSI, the vacancy on the Board of Directors and any committee will be filled with a replacement FHC Designee or HSI Designee, as the case may be, selected by the remaining FHC Designees or HSI Designees, respectively. The Board of Directors believes that a classified Board of Directors with staggered terms will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company.

    Mr. Crowley voluntarily resigned from the Company's Board of Directors effective May 8, 1997. Accordingly, there currently exists a vacancy in Class I. The Board of Directors is currently in the process of recruiting an appropriate replacement director to fill this vacancy pursuant to and in accordance with the Company's By-Laws.

    The nominees were designated for election, pursuant to the By-Laws, by the Committee on Directors of the Board of Directors of the Company (the "Committee on Directors"). Each of the nominees has consented to serve as a director if elected. The following table sets forth certain information with respect to the nominees as well as to those other directors in Class I and Class III whose terms continue after the Annual Meeting:

                                    NOMINEES

                                                                                                                   TERM TO
NAME                           PRINCIPAL OCCUPATION OR EMPLOYMENT                                       AGE        EXPIRE
-----------------------------  -------------------------------------------------------------------      ---      -----------
CLASS II

Roger F. Greaves               Former Co-Chairman of the Board of Directors, Co-President and               60         2001
                               Co-Chief Executive Officer of the Company and Director of various companies

Richard W. Hanselman           Director and Consultant to various companies                                 70         2001

Raymond S. Troubh              Financial Consultant to and Director of various companies                    71         2001

                              CONTINUING DIRECTORS

                                                                                                                   TERM TO
NAME                           PRINCIPAL OCCUPATION OR EMPLOYMENT                                       AGE        EXPIRE
-----------------------------  -------------------------------------------------------------------      ---      -----------
CLASS I

Malik M. Hasan, M.D.           Chairman of the Board of Directors and Chief Executive Officer of            59         2000
                               the Company

Gov. George Deukmejian         Partner of Sidley & Austin and former Governor of the State of               69         2000
                               California

Adm. Earl B. Fowler            President and owner of Fowler International Corporation and                  72         2000
                               Director of various companies

CLASS III

J. Thomas Bouchard             Senior Vice President, Human Resources of International Business             57         1999
                               Machines Corporation

Thomas T. Farley               Senior Partner of Petersen, Fonda, Farley, Mattoon, Crockenberg and          63         1999
                               Garcia, P.C.

Patrick Foley                  Chairman, President and Chief Executive Officer of DHL Airways,              66         1999
                               Inc.

Richard J. Stegemeier          Chairman Emeritus of the Board of Directors of Unocal Corporation            69         1999

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND NOMINEES

    DR. HASAN became Chairman of the Board of Directors and Chief Executive Officer of the Company on May 7, 1997. From consummation of the FHS Combination until May 7, 1997, Dr. Hasan served as Chief Executive Officer and President of the Company. Prior to the FHS Combination, Dr. Hasan served as Chairman of the Board of Directors and Chief Executive Officer of the Company, commencing in March 1995. Dr. Hasan also assumed the position of President of the Company in March 1995, an office he held until June 1996. In addition, Dr. Hasan served as Treasurer of the Company from November 1996 until consummation of the FHS Combination. Dr. Hasan was the Co-Chairman, Co-President and Co-Chief Executive Officer of the Company from January 1994 until March 1995. Dr. Hasan has served as Chairman of the Board of Directors of QualMed, Inc. (a predecessor to the Company) ("QualMed") since its formation in 1985. Dr. Hasan assumed the additional position of Chief Executive Officer of QualMed in

June 1990. Effective March 1991, Dr. Hasan also became President of QualMed, an office he held until February 1995. A board-certified neurologist in Pueblo, Colorado since June 1975, Dr. Hasan maintained a limited practice until July 1992. From 1980 to 1984, Dr. Hasan was a director of the Colorado Medical Society and Parkview Episcopal Medical Center. In 1989, he was appointed by the Governor of Colorado to the Colorado Health Data Commission, on which he continued to serve until 1993. Dr. Hasan served as a Clinical Assistant Professor of Neurology at the University of Colorado from 1976 until 1990 and has been a member of the London Royal College of Physicians since 1964.

    MR. BOUCHARD became a director of the Company upon consummation of the FHS Combination. Previously, he served as a director of HSI since January 1994, upon consummation of the merger transaction involving Health Net and QualMed which created HSI (the "HSI Combination"). Mr. Bouchard served as a director of QualMed from May 1991 until February 1995. Since October 1994, Mr. Bouchard has served as Senior Vice President, Human Resources of International Business Machines Corporation. From June 1989 until October 1994, Mr. Bouchard served as Senior Vice President & Chief Human Resources Officer of U.S. West, Inc., a diversified global communications company, and prior to that time he was Senior Vice President--Human Resources and Organization for United Technologies Corp. Mr. Bouchard has served on the Board of Directors of the Labor Policy Association since March 1991 and Nordstrom National Credit Bank since April 1991.

    MR. DEUKMEJIAN became a director of the Company upon consummation of the FHS Combination. Previously, he served as a director of HSI since January 1994, upon consummation of the HSI Combination. Mr. Deukmejian served as a director of QualMed from April 1992 until February 1995. Mr. Deukmejian has been a partner in the law firm of Sidley & Austin, Los Angeles, California since February 1991. Mr. Deukmejian served as Governor of the State of California for two terms, from January 1983 to January 1991. Mr. Deukmejian also served the State of California as Attorney General from 1979 to 1982, as a State Senator from 1967 to 1978 and as a State Assemblyman from 1963 to 1966. Mr. Deukmejian has been a director of Burlington Northern Santa Fe Pacific Corporation, a railroad company, since September 1995, and was a director of one of its predecessors, Santa Fe Pacific Corporation, from January 1991 until September 1995. Mr. Deukmejian is also a director of Whittaker Corporation.

    MR. FARLEY became a director of the Company upon consummation of the FHS Combination. Previously, he served as a director of HSI since January 1994, upon consummation of the HSI Combination. Mr. Farley served as a director of QualMed from February 1991 until February 1995 and is a senior partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C. of Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley was a director of the Public Service Company of Colorado, a public gas and electric company, from 1983 through 1997 and has been a director/advisor of Norwest Banks of Pueblo and Sunset since 1985. Mr. Farley has been a member of the Board of Regents of Santa Clara University, a Jesuit institution, since 1987.

    MR. FOLEY became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Foley served as a director of FHC from 1996 until the FHS Combination. He has been Chairman, President and Chief Executive Officer of DHL Airways, Inc. since 1988. Mr. Foley is also a director of Continental Airlines, Inc., Glenborough Realty Trust, Inc., Del Monte Corporation and Flextronics International.

    MR. FOWLER became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Fowler served as a director of FHC from 1988 until the FHS Combination. He is President and owner of Fowler International Corporation, an international consulting firm, a director of N V Marketing Group, a life insurance marketing company, and a director of SPD Technologies, Inc., an electrical equipment manufacturer. Prior thereto, Mr. Fowler served in the United States Navy and retired as Vice Admiral, U.S. Navy, and Commander of the Naval Sea Systems Command.

    MR. GREAVES served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to the Company) since its incorporation in June 1990. Mr. Greaves is the former Chairman of the Board of Directors, President and Chief Executive Officer of Health Net, a subsidiary of the Company. Prior to joining Health Net, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves is a founding member of (and continues to serve on) the Board of Governors of California State University at Long Beach, and he is a member of the board of directors of Quidel Corporation and Zymed Corporation.

    MR. HANSELMAN became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Hanselman served as a director of FHC from 1990 until the FHS Combination. He has been a corporate director of and consultant to various companies since 1986. Mr. Hanselman is also a director of Arvin Industries, Becton, Dickinson and Company, the Bradford Funds and Gryphon Holdings Inc.

    MR. STEGEMEIER became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Stegemeier served as a director of FHC from 1993 until the FHS Combination. He is Chairman Emeritus of the Board of Directors of Unocal Corporation and served as Chairman and Chief Executive Officer of Unocal Corporation from July 1988 until his retirement in May 1994. Mr. Stegemeier is also a director of Wells Fargo Bank, Halliburton Company, Northrop Grumman Corporation and Pacific Enterprises.

    MR. TROUBH became a director of the Company in April 1997 upon consummation of the FHS Combination. Mr. Troubh served as a director of FHC from 1991 until the FHS Combination. He is a financial consultant in New York City and former Governor of the American Stock Exchange. Mr. Troubh served as a general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh is also a director of America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., General American Investors Company, Olsten Corporation, Time Warner, Inc., Triarc Companies, Inc. and WHX Corporation. He is also a Trustee of MicroCap Liquidating Trust and Petrie Stores Liquidating Trust.

                               EXECUTIVE OFFICERS

    The following sets forth certain biographical information with respect to the current executive officers of the Company and the executive officers of the Company as of December 31, 1997. Please refer to the information contained under the heading "Information Concerning Members of the Board of Directors and Nominees" for biographical information of executive officers who are also directors of the Company.

NAME                                AGE      POSITION
------------------------------      ---      ---------------------------------------------------------------------------
Malik M. Hasan, M.D.                    59   Chairman of the Board of Directors and Chief Executive Officer

Jay M. Gellert                          44   President and Chief Operating Officer

Dale T. Berkbigler, M.D.                48   Executive Vice President of Medical Affairs and Chief Medical Officer

Steven P. Erwin                         54   Executive Vice President and Chief Financial Officer

Jeffrey L. Elder                        50   Former Senior Vice President and Chief Financial Office

B. Curtis Westen, Esq.                  37   Senior Vice President, General Counsel and Secretary

Robert Natt                             49   President of FHS Northeastern Division

Arthur M. Southam, M.D.                 41   President of FHS California Division

Michael D. Pugh                         44   President of FHS Western Division

Maurice Costa                           50   President of FHS Workers' Compensation Division

Gary Velasquez                          37   President of FHS Government Operations Division and Specialty Services
                                               Division

Alexander Labak                         35   Senior Vice President and Chief Marketing Officer

Philip Katz, Ph.D.                      55   Senior Vice President and Chief Information Officer

Dale Terrell                            57   Senior Vice President and Chief Technology Officer

    MR. GELLERT became President and Chief Operating Officer of the Company on May 7, 1997. From consummation of the FHS Combination until May 7, 1997, Mr. Gellert served as Executive Vice President and Chief Operating Officer of the Company. Mr. Gellert served as a director and President and Chief Operating Officer of the Company from June 1996 until consummation of the FHS Combination. Mr. Gellert also holds the position of Chairman of the Board of Directors for the Company's principal operating subsidiaries, Health Net and QualMed. Prior to joining the Company, Mr. Gellert directed Shattuck Hammond Partners Inc.'s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners, Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988 Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has served on the Board of Directors of Paragon Health Network, Inc. since November 1997.

    DR. BERKBIGLER became Executive Vice President of Medical Affairs and Chief Medical Officer of the Company upon consummation of the FHS Combination. Prior to consummation of the FHS Combination, Dr. Berkbigler served as Executive Vice President of Medical Affairs of HSI and as a director of HSI from January 1994 until consummation of the FHS Combination. Dr. Berkbigler has been a director of QualMed since July 1987 and has served as the Executive Vice President of Medical Affairs of QualMed since July 1989. Dr. Berkbigler became President of QualMed in February 1995, an office he held until July 1996. He was appointed Vice Chairman of the Board, Executive Vice President and Chief Medical Officer of the Company in July 1996. Prior to 1986, Dr. Berkbigler served as the President of San Luis Valley Physicians Service Corporation, and from August 1986 to March 1991 held the position of San Luis Valley HMO Medical Director. He was promoted to QualMed Medical Director in April 1987, and assumed the title of Vice President of Medical Affairs of QualMed in January 1988. He also served as a member of the Board of Directors of St. Joseph Hospital, Del Norte, Colorado, from September 1983 through September 1989 and as its Chairman of the Board from October 1986 through September 1988. Dr. Berkbigler was a practicing internist in Del Norte, Colorado from 1979 until 1991.

    MR. ERWIN became Executive Vice President and Chief Financial Officer of the Company on March 11, 1998. From 1994 to 1997, he served as Executive Vice President and Chief Financial Officer for U.S. Bancorp, a major superregional bank holding company based in Portland, Oregon. U.S. Bankcorp was acquired by First Bank System in 1997. From 1987 to 1994, Mr. Erwin served as Treasurer for Boston-based BayBanks, Inc. BayBanks was the major retail bank in Boston. Mr. Erwin is also a member of the Board of Directors and Chairman of the Audit Committee of Summit Design, Inc., a Beaverton, Oregon-based technology Company. Summit is a leading supplier of software tools designed to solve the integrated circuit engineering problems caused by increasing chip complexity.

    MR. ELDER became Senior Vice President and Chief Financial Officer of the Company upon consummation of the FHS Combination, an office he held until December 31, 1997 on which date he resigned as an employee and officer of the Company. Prior to the FHS Combination, Mr. Elder served as Senior Vice President and Chief Financial Officer of FHC. Mr. Elder joined FHC in 1989, was promoted to Chief Financial Officer in March 1990 and was named a Senior Vice President for FHC in 1991. Prior to joining FHC, Mr. Elder was an officer with Medical Life Insurance Company of Ohio, where he held the office of Vice President of Administration and Chief Financial Officer.

    MR. WESTEN became Senior Vice President, General Counsel and Secretary of the Company upon consummation of the FHS Combination. Mr. Westen served as Senior Vice President, General Counsel and Secretary of HSI since March 1995. Mr. Westen also serves as a director of certain subsidiaries of the Company. Mr. Westen has served as Senior Vice President, General Counsel and Secretary of QualMed since February 1994, and served as Vice President of Administration of QualMed from August 1993 until February 1994. Since February 1995, he has served as a director of QualMed. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed since joining QualMed in March 1992. From September 1986 until March 1992, Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

    DR. SOUTHAM became President of FHS California Division upon consummation of the FHS Combination. Prior to consummation of the FHS Combination, Dr. Southam served as a Senior Vice President of HSI and as the President and Chief Executive Officer of Health Net from July 1996. Prior to accepting this position, Dr. Southam was President and Chief Executive Officer for CareAmerica Health Plans. He currently serves as Chairman of the California Association of HMOs, an organization representing 32 health plans throughout the State of California. Dr. Southam earned his medical degree from the University of California at Los Angeles School of Medicine and served his residency in internal medicine at Cedars-Sinai Medical Center in Los Angeles.

    MR. PUGH became President of FHS Western Division upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Pugh served as a Senior Vice President of the Company and as the President and Chief Executive Officer of QualMed since July 1996. Mr. Pugh is responsible for all of the Company's western operations outside the State of California, as well as the operations of certain insurance subsidiaries. Prior to 1996, Mr. Pugh was President/CEO of Columbia Hospital at Medical City Dallas in Dallas, Texas. From June 1984 to July 1995 he was President/CEO of Parkview Health System of Pueblo, Colorado and from September 1979 to June 1984 he was Administrator/CEO of United General Hospital of Sedro Woolley, Washington.

    MR. COSTA became President of FHS Workers' Compensation Division upon consummation of the FHS Combination. Prior to the FHS Combination, Mr. Costa served in this capacity for FHC's workers' compensation subsidiaries. Mr. Costa was a founder of Business Insurance Corporation, and he played a significant role in its acquisition of California Compensation Insurance Company (Cal Comp) in 1988 and its ultimate sale to FHC in August of 1993.

    MR. VELASQUEZ became President of FHS Government Operations Division upon consummation of the FHS Combination, and President of FHS Specialty Services Division in September of 1997. Prior to the

FHS Combination, Mr. Velasquez served as President and Chief Operating Officer of FHC's California HMO. Prior to this position, Mr. Velasquez served as President and Chief Operating Officer of FHC's managed behavioral health care organization and as President and COO of Specialty Services for FHC. Prior to joining FHC, Mr. Velasquez served as Chief Financial Officer/General Manager of Managed Health Network (now a FHS subsidiary). He also served as Vice President, Controller of Equicor, Inc., a national employee benefits company.

    DR. KATZ has served as Senior Vice President and Chief Information Officer of FHS since February 1998. Previously, he served as Vice President and Chief Information Officer of FHS and HSI from July 1996. Prior to joining HSI, Dr. Katz was Vice President, Planning and Technology at Graduate Health System from March 1990 until July 1996. Other past positions include President of Integrated Technologies and Associate Vice President, Technology and Information Management at Thomas Jefferson University.

    MR. LABAK became Senior Vice President and Chief Marketing Officer of the Company in December 1997. Previously, he served as Vice President of Marketing for Johnson & Johnson (Canada) Ltd. and as Vice President of Marketing/North America for the personal products division of Johnson & Johnson, Inc. from May 1994 to December 1997.

    MR. TERRELL became Senior Vice President and Chief Technology Officer for the Company in January 1998. Previously, he served as Executive Vice President of Technology Services for Banc One Corp. ("Banc One") and President of Information Services, a division of Banc One Services Corporation in Columbus, Ohio. As President of Information Services, Mr. Terrell was responsible for the $350 million technology budget for Banc One, a multi-state banking company and the parent of Banc One Services. Prior to joining Banc One in 1992, Mr. Terrell held information technology positions with Security Pacific Automation Company, a wholly owned subsidiary of Security Pacific Corporation. He also held information technology positions with University Computing Company in Dallas, Texas and International Business Machines Corporation in Oak Park, Michigan.

    MR. NATT became President of the Company's Northeastern Division in January 1998. Previously, he served as President and Co-Chief Executive Officer of Physicians Health Services, Inc. ("PHS"), now a subsidiary of the Company, from August 1996 until December 1997, when the Company acquired PHS. From 1985 through August 1996 Mr. Natt served as Chief Operating Officer of PHS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following information relates to transactions during 1997 by HSI prior to consummation of the FHS Combination and by the Company after consummation of the FHS Combination with certain directors and executive officers of the Company and/or HSI.

    Daniel D. Crowley and the Company entered into an Employment Agreement (the "Crowley Employment Agreement") and a Consulting Agreement (the "Crowley Consulting Agreement") each effective as of April 1, 1996. The Company and Mr. Crowley entered into an Employment Agreement Termination Agreement effective May 7, 1997 (the "Crowley Termination Agreement"), pursuant to which Mr. Crowley resigned as Chairman of the Board of Directors and in settlement of all amounts to be received by Mr. Crowley under the Crowley Employment Agreement. Pursuant to the Crowley Termination Agreement, Mr. Crowley was paid $13,083,192, which amount was paid as a cash lump sum and represented a restructuring of the timing of payments of the consideration payable under the Crowley Employment Agreement (and did not result in a change in the amount of such consideration).

    Under the terms of the Crowley Termination Agreement, Mr. Crowley agreed to resign as a director of the Company effective May 8, 1997. In addition, the Company agreed to accelerate the payment of the first year consulting fee in return for Mr. Crowley's agreement to provide significantly greater consulting services during the first twelve months of the Crowley Consulting Period (as defined below). Pursuant to the Crowley Consulting Agreement, Mr. Crowley will serve the Company as a consultant for the three year period ending May 8, 2000 (the "Crowley Consulting Period").

    The Crowley Consulting Agreement provides that the Company will pay Mr. Crowley a consulting fee of $6 million for the first 12 months of the Crowley Consulting Period, $2 million for the second 12 months of the Crowley Consulting Period and $1 million for the third 12 months of the Crowley Consulting Period. The Company will also reimburse Mr. Crowley for reasonable business expenses and Mr. Crowley will continue to receive certain fringe benefits. In addition, Mr. Crowley has agreed to certain provisions that do not allow him to compete with the Company during the Crowley Consulting Period.

    Charles T. Braden, a former director of HSI and currently a director of a subsidiary of the Company, is President of CBS Associates, Inc. The Company paid CBS Associates, Inc. approximately $121,752 in 1997 for certain warehouse, printing, purchasing and real estate services. Mr. Braden has also provided consulting services to a Company subsidiary. Such subsidiary paid Mr. Braden fees of $10,000 for such consulting services rendered in 1997.

    Mr. Bouchard, a director of the Company, is Senior Vice President, Human Resources of International Business Machines Corporation ("IBM"). During 1997, the Company's Health Net subsidiary engaged IBM as a consultant with respect to the management of certain provider information. During 1997, Health Net paid IBM approximately $212,000 in consulting fees for such services.

    Gov. Deukmejian, a director of the Company, is a partner in the law firm of Sidley & Austin. The Company and certain of its subsidiaries paid Sidley & Austin approximately $365,739 in fees for legal services rendered to the Company and certain of its subsidiaries in 1997.

    Michael Gallagher, a director of HSI prior to the FHS Combination, is a general partner of Shamrock Investments (a financial advisory firm of which Mr. Gallagher is a general partner). During 1996, the Company paid Shamrock Investments approximately $900,000 in fees for financial advisory services in connection with potential business transactions in 1997. No amounts were paid to Shamrock Investments in 1997. Mr. Gallagher served as Chairman, President and Chief Executive Officer of Health Net (a subsidiary of the Company) from May 1995 until May 1996, during which time the Company and Health Net had in place an arrangement with Shamrock Investments pursuant to which Mr. Gallagher was retained to serve in such capacity.

    Douglas M. Mancino, a former director of HSI and currently a director of a subsidiary of the Company, is a partner in the law firm of McDermott, Will & Emery. The Company paid McDermott, Will & Emery approximately $720,651 in fees for legal services rendered to the Company and certain of its subsidiaries in 1997.

    Robert L. Montgomery, a former director of HSI and currently a director of a subsidiary of the Company, is the Western Division President of Sutter Health, a hospital provider system. Affiliates of Sutter Health have provided hospital and other services to Company subsidiaries totaling approximately $67.1 million in 1997. In addition, Sutter Health affiliates were employer groups of Company subsidiaries in 1997. Premiums paid by such Sutter Health affiliates to such subsidiaries totaled approximately $1.2 million in 1997.

    Mr. Farley, a director of the Company, is a partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., which was an employer group of a Company subsidiary in 1997 and continues to be such an employer group. Premiums paid by such firm to this subsidiary totaled approximately $36,750 in 1997.

    The Company entered into a termination agreement with Mr. Greaves, a director of the Company, as of March 31, 1997 (the "Greaves Termination Agreement"), which provided for the termination of the Company's consulting agreement with Mr. Greaves, which was entered into as of March 31, 1995 (the "Greaves Consulting Agreement"). The Greaves Termination Agreement provides that Mr. Greaves will be subject to the provisions relating to non-competition and Company confidential information, and the Company will be obligated to pay Mr. Greaves a "gross-up payment" in respect of excise taxes imposed by Section 4999 of the Code, which may be assessed against payments received by Mr. Greaves under the Consulting Agreement or any other Company plan in which he participates. Mr. Greaves received a payment of approximately $1,744,000, which amount constitutes full satisfaction of the Company's obligations under the Consulting Agreement and the value of certain retirement benefits. In addition, the value of Mr. Greaves' accounts under the Company's Executive Retirement Program were satisfied by the delivery to Mr. Greaves of the insurance policy purchased by the Company for the purpose of providing such benefits and payment to Mr. Greaves of its gross-up obligation associated therewith (the value of such accounts and gross-up obligations were equal to approximately $2,578,000). Under the terms of the Greaves Termination Agreement, Mr. Greaves continued to have the use of facilities and secretarial and clerical assistance at the Company's offices in Woodland Hills, California until December 31, 1997 and was entitled to purchase from the Company for an aggregate purchase price of $1 certain items of equipment (including, but not limited to, certain items of office furniture and computer equipment and an automobile). As a result of such Greaves Termination Agreement, Mr. Greaves became qualified as an "independent director" of the Company under the By-Laws.

    Pursuant to the Amended California Wellness Foundation Shareholder Agreement, dated as of January 28, 1992 (the "CWF Shareholder Agreement") by and among the Company, The California Wellness Foundation (the "CWF") and certain stockholders of H.N. Management Holdings, Inc., a predecessor to the Company ("HNMH"), named therein, the CWF is subject to various volume and manner of sale restrictions specified in the CWF Shareholder Agreement which limit the number of shares that the CWF may dispose of prior to December 31, 1998.

    Under the relevant provisions of California law, when a corporation converts from nonprofit to for-profit corporate status, the equivalent of the fair market value of the nonprofit corporation must be contributed to a successor charity that has a charitable purpose consistent with the purposes of the nonprofit entity. The CWF was formed to be the charitable recipient of the conversion settlement when Health Net (a subsidiary of the Company) effected a conversion from nonprofit to for-profit status, which occurred in February 1992 (the "Conversion"). In connection with the Conversion, Health Net issued to the CWF promissory notes in the original principal amount of $225 million (the "CWF Notes") and shares of Class B Common Stock (which immediately prior to the business combination involving HNMH and QualMed, Inc. were split to become 25,684,152 shares of Class B Common Stock then held by the CWF). While such shares are held by the CWF, they are entitled to the same economic benefit as Class A Common Stock, but are non-voting in nature. If the CWF sells or transfers such shares to an unrelated third party, they automatically convert into shares of Class A Common Stock. In addition, the CWF Shareholder Agreement, in conjunction with the Letter Agreement executed by the Company and the Trustees of the Trust (each as defined below) on March 9, 1995 and ratified by the Company's Board of Directors on March 16, 1995 (the "Letter Agreement") requires the CWF to offer its shares of Class B Common Stock to the Company prior to selling such shares to any other person. In this respect, the CWF Shareholder Agreement permits the CWF to offer and sell up to 80% of the CWF's interest in the Class B Common Stock (or all but 5,136,830 of such shares) to the Company prior to December 31, 1998. The CWF Shareholder Agreement, in conjunction with the Letter Agreement, requires the CWF to provide the Company with notice on or before January 31 of each year setting forth the number of shares, if any, being offered to the Company. The Company then has 45 days following receipt of such notice to notify the CWF of its intention to purchase such number of shares pursuant to this right of first refusal.

    On January 27, 1997, the CWF provided the Company with notice of its offer to sell 3,852,653 shares of Class B Common Stock, provided that at the Company's option, the number of shares could be increased to not more than 5,000,000 shares. Pursuant to such offer and subsequent letter agreements (collectively, the "1997 Notice Materials") the CWF agreed to extend until June 20, 1997 the time by which the Company could notify the CWF of its intention to purchase or redeem such number of shares of Class B Common Stock. Accordingly, after appropriate notice was given and effective June 27, 1997, the Company redeemed 4,550,000 shares of Class B Common Stock from the CWF at a price of $24.469 per share.

    In addition, on June 18, 1997, the Company provided its consent under the CWF Shareholder Agreement to permit the CWF to sell 3,000,000 shares of Class B Common Stock to an unrelated third party. Pursuant to the 1997 Notice Materials, the CWF also retained the right to sell the balance of the 5,000,000 shares not redeemed by the Company (or up to 450,000 shares) to unrelated third parties. Sales of such 450,000 shares to unrelated third parties were consummated throughout August of 1997. On November 6, 1997, the Company also provided its consent under the CWF Shareholder Agreement to permit the CWF to sell 1,000,000 shares of Class B Common Stock to an unrelated third party. Pursuant to the Company's Certificate of Incorporation, such 3,000,000 shares, 450,000 shares and 1,000,000 shares of Class B Common Stock automatically converted into shares of Class A Common Stock in the hands of such third parties.

    On February 25, 1998, the CWF notified the Company of its intention to sell up to 8,026,000 additional shares of Class B Common Stock pursuant to the CWF Registration Rights Agreement in an underwritten public offering. Pursuant to the terms of the CWF Registration Rights Agreement, the Company upon receipt of a notification under such agreement must prepare and file a registration statement with respect to such shares with the Securities and Exchange Commission as expeditiously as possible but in no event later than 90 days following receipt of the notice, subject to certain exceptions. The Company is responding to the CWF notification in accordance with the terms of the CWF Registration Rights Agreement. As set forth above, any shares of Class B Common Stock sold by CWF to third parties will automatically convert on a one-for-one basis into shares of Class A Common Stock.

    On March 9, 1995, the Company and Roger F. Greaves, Stephen D. Vogt and Gerald M. Cooper (in their capacities as such, the "Trustees") as Trustees of the trust (the "Trust") created pursuant to an Amended and Restated Trust Agreement dated as of May 1, 1994 (the "Trust Agreement"), on behalf of the founding stockholders of HNMH who were stockholders as of the conversion (the "Conversion") of Health Net (a predecessor to the Company) from nonprofit to for-profit corporate status (the "Original Stockholders"), executed a Letter Agreement (the "Letter Agreement"), which agreement was ratified by the Board of Directors of the Company on March 16, 1995. The following persons were directors or executive officers of the Company and/or HSI in 1997 and are among the Original Stockholders: Roger F. Greaves, Charles T. Braden and James Wilk. Pursuant to the Letter Agreement, the Original Stockholders agreed to waive their right to purchase shares of Class B Common Stock from the CWF pursuant to the CWF Shareholder Agreement through the term of the CWF Shareholder Agreement. The Letter Agreement provided that, during the 10-day period commencing immediately after the 120-day period following Board approval of the Letter Agreement, the Original Stockholders could have elected to sell to the Company a number of shares of Class A Common Stock up to the entire number of shares of Class A Common Stock owned by such stockholder under the Trust at a purchase price equal to the average closing price of Class A Common Stock on the NYSE over the last 20 trading days occurring in the 120-day period. However, the Company currently has no such obligation to repurchase shares from the Original Stockholders pursuant to the terms of the Letter Agreement because, prior to the end of the 120-day period, the Board of Directors of the Company approved a proposed business combination (the "HSI/WellPoint Transaction") with WellPoint Health Networks Inc. ("WellPoint") and certain commercial operations of Blue Cross of California ("BCC"). Nevertheless, the Letter Agreement also provided that, because the proposed HSI/WellPoint Transaction was not ultimately consummated, the Company and the Original Stockholders were to commence good faith discussions to determine a procedure, consistent with the terms and conditions of the Letter Agreement, whereby each such Original Stockholder could elect to sell to the Company a number of shares of Class A Common Stock up to the entire number of such shares beneficially owned by such Original Stockholder under the Trust. In accordance with such good faith discussions, in February 1996 the Company repurchased an aggregate of 303,879 shares of Class A Common Stock at a price of $31.547 per share (or $9,586,470 in the aggregate) from the Original Stockholders. In this transaction the Company repurchased 15,540 shares from Mr. Braden for an aggregate purchase price of $490,240, and 3,108 shares from Mr. Wilk for an aggregate purchase price of $98,048. In addition, in connection with the Company's public stock offering in May 1996, the Company repurchased an aggregate of 3,194,374 shares of the Company's Class A Common Stock at a price of $28.92, including 425,000 shares from Mr. Greaves, 75,228 shares from Mr. Braden and 15,000 shares from Mr. Wilk. Pursuant to the terms of the Trust Agreement the Trust was terminated effective February 7, 1997.

    On September 30, 1996 the Board of Directors terminated all of the Company's stock repurchase programs in connection with the FHS Combination.

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Members of the Board of Directors are elected by the holders of Class A Common Stock of the Company and represent the interests of all stockholders. The Board of Directors meets periodically to review significant developments affecting the Company and to act on matters requiring board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself.

    HSI's Board of Directors met once during the first three months of 1997 (prior to the FHS Combination), and the Company's Board of Directors met a total of six times in 1997 subsequent to the FHS Combination. Each member of the Board of Directors of the Company and of HSI was present for 75% or more of the total number of meetings of such Board of Directors and the total number of meetings held by all committees of such Board of Directors in 1997 on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The By-Laws provide that during the Transition Period, the Audit Committee, the Committee on Directors and the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors will each consist of four independent directors, two of whom shall be HSI Designees and two of whom shall be FHC Designees. During the Transition Period, the Chairman of each of the Committee on Directors and the Audit Committee will be selected from the FHC Designees and the Chairman of the Compensation Committee will be selected from the HSI Designees. Following the Transition Period, a majority of the Board of Directors may select the directors (who do not have to be independent directors unless required by law or applicable stock exchange regulations) to serve on the committees of the Board of Directors.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors of the Company currently consists of Messrs. Deukmejian, Farley, Fowler (Chairman) and Stegemeier, each of whom is a non-employee director. This committee is directed to review the scope, cost and results of the independent audit of the Company's books and records, the results of the annual audit with management and the internal auditors and the adequacy of the Company's accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to approve the appointment or removal of the independent audit manager; to consider proposals made by the Company's independent auditors for consulting work; to oversee the Company's compliance with certain regulatory programs to deter fraud and abuse; and to report to the Board of Directors, when so requested, on any accounting or financial matters. The HSI Audit Committee (the predecessor committee to the Audit Committee of the Company) functioned in substantially the same capacity and held no meetings during the first three months of 1997 (prior to the FHS Combination). The Company's Audit Committee held twelve meetings in 1997 subsequent to the FHS Combination.

    COMMITTEE ON DIRECTORS OF THE BOARD. The Committee on Directors (formerly named the Nominating Committee) of the Board of Directors of the Company currently consists of Messrs. Deukmejian, Greaves, Hanselman (Chairman) and Foley. The Committee on Directors is responsible for reviewing qualifications of individuals suggested as possible candidates for election as directors of the Company from whatever sources such suggestions arise. In connection with that direction, the Committee on Directors nominated for reelection each of the three Class II directors, all of whose current terms expire at the Annual Meeting. Stockholders who wish to propose nominations for directors for consideration at the 1999 Annual Meeting of Stockholders may do so in accordance with the procedures described below under "REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATIONS OF DIRECTORS BY STOCKHOLDERS--Nominations for the Board of Directors." The HSI Nominating Committee (the predecessor committee to the Committee on Directors) functioned in substantially the same capacity and held no meetings during the first three months of 1997 (prior to the FHS Combination). The Company's Committee on Directors held three meetings in 1997 subsequent to the FHS Combination.

    COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation Committee currently consists of Messrs. Bouchard (Chairman), Farley, Hanselman and Troubh. Each of the current members is a "non-employee director" of the Company as such term is defined in Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, each of the current members is an "outside director" as such term is defined in Section 162(m) of the Code. The By-Laws and the policies of the Board of Directors direct the Compensation
Committee: (a) to recommend to the Board of Directors the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the two most highly compensated Corporate Officers (as defined in the By-Laws) of the Company, which recommendations are subject to ratification, modification or rejection by the Board of Directors; (b) to approve the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of up to thirty-five senior officers of the Company and its subsidiaries including the two Corporate Officers covered in (a) above, which senior officers are designated by the Compensation Committee in consultation with management; (c) to review and approve, on a general policy level basis only, the compensation and benefits of officers, managers and employees other than those covered in (a) and (b) above, based on management's presentation of all relevant factors of proposed actions in totality, and advise the Board of Directors of actions taken, and such compensation and benefit matters shall be deemed within the Compensation Committee's general oversight; (d) to recommend to the Board of Directors corporate-wide policies with respect to direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any; (e) to administer and implement the Company's stock option or other stock-based and equity-based benefit plans (the "Plans"), including the review and approval of all grants thereunder; (f) to fulfill the purposes of the Plans including, without limitation, through the conditional grant of options and other benefits under the Plans; (g) to recommend to the Board of Directors any revisions or additions to the Plans; (h) to recommend to the Board of Directors appropriate actions with respect to modification, revision or termination of trusteed employee benefit or welfare plans (such as 401(k) or pension plans), with action with respect to such trusteed plans being reserved to the Board of Directors; and (i) to review and report to the Board of Directors, when so requested, on any compensation matter.

    In 1997, the HSI Compensation Committee (the predecessor committee to the Compensation Committee of the Company) functioned in substantially the same capacity and consisted of the following individuals: Messrs. Bouchard (Chairman) and Farley and J. Kevin Murphy. The HSI Compensation Committee held six meetings during the first three months of 1997 (prior to the FHS Combination), most of which meetings were not held in person but were held by means of teleconference equipment pursuant to which all participants could hear each other to discuss specific issues relating to the FHS Combination. The Company's Compensation Committee held eleven meetings in 1997 subsequent to the FHS Combination.

    FINANCE COMMITTEE. The Finance Committee (formerly named the Investment Policy Committee) of the Board of Directors of the Company currently consists of Dr. Hasan (Chairman) and Messrs. Greaves, Hanselman and Troubh. This Committee is directed and empowered to: review the Company's investment policies and guidelines; monitor performance of the Company's investment portfolio; in coordination with the Audit Committee, review the Company's financial structure and operations in light of the Company's long-term objectives; and review and recommend to the Board of Directors appropriate action on proposed acquisitions and divestitures. Among other responsibilities, the Committee establishes appropriate authority levels for various officers of the Company with respect to mergers and acquisitions transactions, divestitures transactions and capital expenditures. The Committee also reviews and recommends appropriate action with respect to the Company's short- and long-term debt structure. The Company's Finance Committee held five meetings in 1997 subsequent to the FHS Combination (at which time the Committee was created).

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                  EXECUTIVE COMPENSATION FOR FISCAL YEAR 1997

INTRODUCTION AND BACKGROUND

    The following report is provided in accordance with the rules of the Securities and Exchange Commission and covers compensation policies applicable to the executive officers of Foundation Health Systems, Inc. (the "Company") during 1997. The report has been approved by the members of the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Compensation Committee"), which functions in substantially the same capacity as the prior Compensation and Stock Option Committee (the "Predecessor Committee") of Health Systems International, Inc. ("HSI"). The Predecessor Committee was in existence during the first three months of 1997 (prior to the merger (the "FHS Combination") involving HSI and Foundation Health Corporation that was consummated on April 1, 1997).

    In 1997 the Predecessor Committee was comprised of Messrs. Bouchard (Chairman), Farley and Murphy, each of whom was an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Following the FHS Combination the Compensation Committee's membership was increased to four "outside directors" (within the meaning of Section 162(m) of the Code) to include Messrs. Bouchard (Chairman), Hanselman, Farley and Troubh. As of the date of this report, the Compensation Committee continues to be comprised of these four members.

    Under the Company's By-Laws, as was the case prior to the FHS Combination, the Compensation Committee is responsible for recommending to the Board of Directors the compensation levels of the Chief Executive Officer and the most highly compensated officer other than the Chief Executive Officer and approving the compensation levels of certain other senior executives, including the "Named Executive Officers" listed below in the Summary Compensation Table. The Compensation Committee is also responsible for the administration of the Company's stock option and other stock-based and equity-based plans.

    The Predecessor Committee took no substantive action applicable to 1997 compensation (other than the amendment and restatement of Dr. Hasan's employment agreement referenced elsewhere in this Proxy Statement), due to the pending FHS Combination and the Predecessor Committee's desire to permit the new Compensation Committee members to establish the 1997 compensation philosophy for the combined Company. As a result, this report in general concerns the philosophy and actions of the new Compensation Committee during 1997.

COMPENSATION PHILOSOPHY

    The Compensation Committee designed the current compensation system to include three components: base salary, short-term incentive pay in the form of an annual cash bonus opportunity and long-term equity based incentive compensation. Compensation decisions were based upon competitive market pay practices, corporate or unit performance and individual contributions. The Compensation Committee, with the assistance of independent consultants, developed base line and target compensation levels based on pay practices of a group of seven healthcare organizations with annual revenues ranging from $3.1 billion to $18.5 billion. All of these companies whose stock is currently publicly traded are included in the "Selected Peer Group" in the stock performance graph set forth later in this Proxy Statement.

    The Compensation Committee's philosophy is to establish base salaries below the median for the peer group, but to provide an opportunity for total cash compensation (base salary plus annual cash bonus) to reach the top quartile based on corporate performance relative to the peer group. In this way, the Compensation Committee seeks to have a significant portion of annual compensation at risk. In addition, the Compensation Committee awarded a meaningful number of stock options in 1997 to certain executives with a view toward directly aligning each such executive's long-term financial interests with the shareholders and advancing the interests of the Company by retaining talented executives. The options granted in 1997 provide for termination of the options and a "clawback" of realized gains if the executive resigns and joins a competitor.

BASE SALARY

    During 1997 the base salary levels of Dr. Hasan and Dr. Berkbigler were governed by their respective employment agreements that became effective in connection with the merger in 1994 involving Health Net and QualMed, Inc. that formed HSI, which employment agreements provided for salary increases of a minimum of 7% per year. Dr. Hasan's employment agreement was amended and restated in 1997 in connection with the FHS Combination. The base salary level of Mr. Elder was governed by his employment agreement which was entered into in connection with the FHS Combination.

    The base salaries of the other Named Executive Officers were adjusted in 1997 after a comprehensive review with outside independent consultants to align such salaries with the compensation philosophy referenced above. Notwithstanding such philosophy, however, the base salaries of the Named Executive Officers in 1997, on average, exceeded the median level of the peer group of healthcare companies due to the base salary contractual commitments referenced above.

ANNUAL CASH BONUS

    Pursuant to the Company's Performance-Based Annual Bonus Plan (the "Bonus Plan") applicable for 1997 previously adopted by its stockholders, annual cash bonuses for the Named Executive Officers, including the Chief Executive Officer, are based on consolidated income from operations before taxes, as determined in accordance with generally accepted accounting principles. As described below, no bonuses were paid under the Bonus Plan for the Company's last fiscal year.

    Under the Bonus Plan, the annual bonuses are based on a maximum cash bonus pool equal to 2.5% of consolidated income from operations before taxes, provided that the annual performance goal of $62.5 million of such consolidated income is met. Subject to review and certification by the Compensation Committee, each participant was eligible to receive a pro rata share of the bonus pool based on the relationship at the beginning of the relevant year of his salary to the combined salaries of all participants. Under the terms of the Bonus Plan, the Compensation Committee retains the discretion to reduce or eliminate awards to any participant based on its consideration of any extraordinary changes which may have occurred during the year as well as business performance criteria such as net income, cash flow, earnings per share and other relevant strategic considerations. It is the intent of the Compensation Committee to utilize such discretion in administering this Bonus Plan and the new Performance-Based Annual Bonus Plan adopted by the Company's stockholders to be effective for the 1998 calendar year.

    The performance goal of $62.5 million in consolidated income from operations before taxes under the Bonus Plan was not met for 1997. As a result, no bonuses were paid under the Bonus Plan for 1997.

STOCK OPTIONS

    During 1997, the Company granted a significant number of stock options to the Chief Executive Officer and the other Named Executive Officers. The size of the option grants reflected a three year "mega grant" in that no additional future option grants would be considered for such Named Executive Officers until after a three year period. In determining the number of options to be granted, the Compensation Committee considered the advice of outside consultants, which was based upon the competitive practices at the group of peer companies, as well as each individual executive's position and potential for helping the Company to achieve its long-term objectives. All of such options were granted on September 4, 1997 under the Company's 1997 Stock Option Plan at an exercise price of $32.50 per share, which was the fair market value of FHS common stock on such date, and vest in three equal traunches on each of the first three anniversaries of the date of grant. All such options have a ten year term and are subject to standard terms and conditions. As referenced above, all of such options provide for termination and a "clawback" of realized gains if the executive resigns and joins a competitor.

    During 1997, the Compensation Committee awarded 850,000 options to Dr. Hasan. The size of this grant was established in part by reference to the peer group survey and with a view toward incentivizing Dr. Hasan in his key role in establishing the future direction of the Company and implementing its goals.

    Although Mr. Elder was not granted any options in 1997 because it was anticipated that his employment relationship with the Company would terminate after a sufficient FHS Combination phase-in period, Mr. Elder was granted a cash-only stock appreciation right ("SAR") covering 100,000 underlying shares of FHS common stock in connection with his termination of employment on December 31, 1997 and the entering into of an independent consulting agreement between the Company and him in connection therewith. The strike price of such SAR was set at the exercise price for the 1997 option grants referenced above and provides Mr. Elder with the right to receive a cash payment one year after his employment termination to the extent the market price at such time exceeds the SAR strike price.

    Stock options are considered effective long-term incentives by the Compensation Committee because an executive receives a gain only if the Company's stock value increases and its stockholders also receive a gain. The Compensation Committee intends to continue to use options and other equity-based incentives as the primary element of long-term compensation for the Company's executive officers.

COMPENSATION DEDUCTIBILITY POLICY

    The Compensation Committee's policy with respect to the tax deductibility of compensation in excess of $1 million payable to each of the Named Executive Officers is to comply with the requirements of Section 162(m) of the Code applicable to qualified performance-based compensation to the extent such compliance is practicable and in the best interest of the Company and its stockholders.

                                          J. Thomas Bouchard, Chairman
                                          Thomas T. Farley
                                          Richard W. Hanselman
                                          Raymond S. Troubh

                                                           Dated: March 28, 1998

STOCK PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Class A Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and a peer group index from January 31, 1994 (the first trading day of HSI Class A Common Stock) to December 31, 1994, 1995, 1996 and 1997. The graph assumes that $100 was invested on January 31, 1994 in each of the Class A Common Stock, the S&P 500 Index and the peer group index, and that all dividends were reinvested.

    The Company has created a peer group index that includes the following companies: Humana Inc., PacifiCare Health Systems, Inc., WellPoint Health Networks Inc., United Healthcare Corporation, Oxford Health Plans, Inc., Mid-Atlantic Medical Services, Inc., Coventry Corporation, Aetna, Inc., Tenet Healthcare Corporation and Columbia/HCA Healthcare Corporation. The peer group index weighs the constituent companies' stock performance on the basis of market capitalization at the beginning of the period.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FOUNDATION HEALTH
               SYSTEMS, INC., S&P 500 INDEX AND PEER GROUP INDEX
                   FROM JANUARY 31, 1994 TO DECEMBER 31, 1997

                                                                          FOUNDATION HEALTH     S&P 500    SELECTED PEER
                                                                            SYSTEMS, INC.        INDEX         GROUP
                                                                         -------------------  -----------  -------------

January 31, 1994.......................................................       $     100        $     100     $     100

December 31, 1994......................................................       $     147        $      98     $      99

December 31, 1995......................................................       $     156        $     134     $     139

December 31, 1996......................................................       $     120        $     165     $     129

December 31, 1997......................................................       $     107        $     219     $     132

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              FOUNDATION HEALTH SYSTEMS,
                         INC.                S&P 500 INDEX   SELECTED PEER GROUP
31-Jan-94                              100              100                  100
31-Dec-94                              147               98                   99
31-Dec-95                              156              134                  139
31-Dec-96                              120              165                  129
31-Dec-97                              107              219                  132

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following tables and descriptive materials set forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, (i) Dr. Hasan, the Chief Executive Officer of the Company in 1997, and (ii) each of the four other most highly compensated executive officers serving as of the end of the 1997 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                  --------------------------
                                                                    AWARDS
                                                                  -----------     PAYOUTS
                                         ANNUAL COMPENSATION      SECURITIES   -------------
NAME AND PRINCIPAL                    --------------------------  UNDERLYING       LTIP         ALL OTHER
  POSITION                             SALARY ($)                  OPTIONS/       PAYOUTS     COMPENSATION
WITH THE COMPANY IN 1997     YEAR        (1)(2)      BONUS ($)     SARS (#)         ($)          ($)(2)
-------------------------  ---------  ------------  ------------  -----------  -------------  -------------
Malik M. Hasan, M.D.            1997    983,100             0        850,000             0         34,757(3)
  Chairman of the Board         1996    937,417             0        300,000             0        843,334(4)
of Directors and                1995    910,441       800,000              0             0        189,954(5)
  Chief Executive Officer

Jay M. Gellert                  1997    450,000             0        600,000             0            866(6)
  President and Chief           1996    247,917(7)          0        100,000             0          3,278(8)
  Operating Officer             1995       --              --         --            --                 --

Dale T. Berkbigler, M.D.        1997    385,200             0        175,000             0          4,336(9)
  Executive Vice                1996    360,000             0         92,000             0          2,633(10)
  President and                 1995    359,099       115,000              0             0         79,478(11)
  Chief Medical Officer

Arthur M. Southam, M.D.         1997    350,000             0        175,000             0              820(12)
  President of FHS              1996    174,519(13)   361,138(14)     65,000             0              459(15)
  California Division           1995       --              --         --            --                   --

Jeffrey L. Elder                1997    315,000             0        100,000             0      1,814,008  (16)
  Senior Vice President         1996    303,692       411,600         30,000             0        170,048  (17)
  and                           1995    260,005       210,000         30,000             0        144,714  (18)
  Chief Financial Officer

 (1) Includes amounts deferred pursuant to the FHC Deferred Compensation Plan and the Company's (and FHC's) Profit Sharing and 401(k) Plans (other than as set forth in footnote (2) below).

 (2) The figures contained in this column do not include the value of the following number of shares of the Company's Class A Common Stock which were awarded to the named individuals for the 1995 plan year under the Company's profit sharing component of its 401(k) plan: Dr. Hasan (265 shares) and Dr. Berkbigler (172 shares). No such shares were awarded for the 1996 plan year or the 1997 plan year to any of the named individuals.

 (3) This amount includes $2,969 in matching contributions under the Company's 401(k) Plan, $25,754 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Dr. Hasan under a split-dollar life insurance program and $6,034 in premiums paid by the Company on a life insurance policy.

 (4) This amount includes $818,918 in accrued employer contributions under the Company's prior SERP, $2,375 in matching contributions under the Company's 401(k) plan, $17,991 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Dr. Hasan under a split-dollar life insurance program and $4,050 in premiums paid by the Company on a life insurance policy.

 (5) This amount includes $178,046 in accrued employer contributions under the Company's prior SERP, $2,310 in matching contributions under the Company's 401(k) plan, $8,680 deemed to be compensation under the rules of the SEC related to the present value of premiums paid by the Company for the benefit of Dr. Hasan under a split-dollar life insurance program and $918 in premiums paid by the Company on a life insurance policy.

 (6) This amount includes $866 in premiums paid by the Company on a life insurance policy.

 (7) Mr. Gellert became an officer of the Company in June 1996 and this base salary therefore represents only the seven months of 1996 during which he was so employed.

 (8) This amount includes $3,278 in premiums paid by the Company on a life insurance policy.

 (9) This amount includes $2,969 in matching contributions under the Company's 401(k) Plan and $1,367 in premiums paid by the Company on a life insurance policy.

(10) This amount includes $1,067 in matching contributions under the Company's 401(k) plan and $1,566 in premiums paid by the Company on a life insurance policy.

(11) This amount includes $75,486 in accrued employer contributions under the Company's prior SERP, $2,310 in employer matching contributions made under the Company's 401(k) plan and $1,682 in premiums paid by the Company on a life insurance policy.

(12) This amount includes $820 in premiums paid by the Company on a life insurance policy.

(13) Dr. Southam became an officer of the Company in July 1996 and this base salary therefore represents only the six months of 1996 during which he was so employed.

(14) This amount includes $75,000 paid to Dr. Southam as a signing bonus upon his hire, $62,500 as a guaranteed bonus earned in 1996 and $223,638 as a payment in an amount to represent SERP benefits he forfeited because of his change of employment.

(15) This amount includes $459 in premiums paid by the Company on a life insurance policy.

(16) This amount includes $1,476,352 in final payouts under the prior FHC SERP, $228,199 in FHC matching contributions under the prior FHC Deferred Compensation Plan, $4,750 in matching contributions under the FHC 401(k) Plan, $6,231 deemed to be compensation under the rules of the SEC related to the present value of the premium payments made by FHC for the benefit of Mr. Elder under the FHC split-dollar life insurance program, $40,193 in taxable fringe benefits, $57,813 paid to Mr. Elder for the reimbursement of tax obligations and $470 in premiums paid by the Company on a life insurance policy.

(17) This amount includes $71,597 in FHC matching contributions under the prior FHC Deferred Compensation Plan, $4,500 in matching contributions under the FHC 401(k) Plan, $3,552 deemed to be compensation under the rules of the SEC related to the present value of the premium payments made by FHC for the benefit of Mr. Elder under the FHC split-dollar life insurance program, $44,513 in taxable fringe benefits and $45,886 paid to Mr. Elder for the reimbursement of tax obligations.

(18) This amount includes $47,006 in FHC matching contributions under the prior FHC Deferred Compensation Plan, $4,500 in matching contributions under the FHC 401(k) Plan, $6,512 deemed to be compensation under the rules of the SEC related to the present value of the premium payments made by FHC for the benefit of Mr. Elder under the FHC split-dollar life insurance program, $41,164 in taxable fringe benefits and $45,532 paid to Mr. Elder for the reimbursement of tax obligations.

OPTION GRANTS IN 1997

    The following table summarizes option grants in 1997 to the Named Executive Officers of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               NUMBER OF                                              POTENTIAL REALIZABLE VALUE
                              SECURITIES     % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                              UNDERLYING    OPTIONS/SARS                             STOCK PRICE APPRECIATION FOR
                             OPTIONS/SARS    GRANTED TO    EXERCISE OR                     OPTION TERM (B)
                                GRANTED     EMPLOYEES IN   BASE PRICE   EXPIRATION   ----------------------------
NAME                            (#) (A)      FISCAL YEAR   ($/SHARE)(A)    DATE         5% ($)         10% ($)
---------------------------  -------------  -------------  -----------  -----------  -------------  -------------

Malik M. Hasan, M.D........      850,000           21.7%    $   32.50       9/4/07   $  17,373,214  $  44,027,135

Jay M. Gellert.............      600,000           15.3%    $   32.50       9/4/07   $  12,263,445  $  31,077,978

Arthur M. Southam, M.D.....      175,000            4.5%    $   32.50       9/4/07   $   3,576,838  $   9,064,410

Dale T. Berkbigler, M.D....      175,000            4.5%    $   32.50       9/4/07   $   3,576,838  $   9,064,410

Jeffrey L. Elder (c).......      100,000          100.0%(d)  $   32.50    12/31/98   $     223,889(e) $     442,975(e)

(a) All options granted in 1997 were non-qualified stock options granted pursuant to the Company's 1997 Stock Option Plan. All grants in 1997 to the Named Executive Officers provided for vesting of 33 1/3% of the options on each of the first, second and third anniversaries of the date of grant. All 1997 grants to the Named Executive Officers were at an exercise price equal to the closing price of the Class A Common Stock on the NYSE on the date on which such grants were made.

(b) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with the exercise. The amounts shown are the assumed rates of appreciation only, and do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Class A Common Stock, continued employment of the optionee through the term of the option and other factors.

(c) Mr. Elder was granted a cash-only stock appreciation right ("SAR") with respect to 100,000 shares of the Company's Class A Common Stock. The SAR entitles Mr. Elder to receive from the Company within ten (10) days after December 31, 1998 an amount in cash equal to the excess (if any) of (i) the average market price of a share of the Company's Class A Common Stock on the New York Stock Exchange during the twenty (20) days prior to December 31, 1998 over (ii) $32.50 for each of the 100,000 shares associated with the SAR.

(d) No other SARs were granted during the year.

(e) Assumes a term of 1 1/2 years from the date the exercise price was set (September 4, 1997).

OPTION EXERCISES IN 1997

    The following table summarizes the number and value of options exercised during 1997, as well as the number and value of unexercised options as of December 31, 1997, held by the Named Executive Officers of the Company.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                         OPTIONS/SARS AS OF DECEMBER    VALUE OF UNEXERCISED IN-THE-
                                SHARES                          31, 1997 (A)              MONEY OPTIONS/SARS AS OF
                              ACQUIRED ON     VALUE     -----------------------------      DECEMBER 31, 1997 (B)
                               EXERCISE     REALIZED                  UNEXERCISABLE    ------------------------------
NAME                              (#)          ($)      EXERCISABLE        (C)         EXERCISABLE    UNEXERCISABLE
----------------------------  -----------  -----------  -----------  ----------------  -----------  -----------------
Malik M. Hasan, M.D.........      20,000    $ 263,600      690,000         850,000      $ 404,800       $       0
Jay M. Gellert..............           0    $       0      100,000         600,000      $       0       $       0
Arthur M. Southam, M.D......           0    $       0       65,000         175,000      $  25,000       $       0
Dale T. Berkbigler, M.D.....       1,277(d)  $  47,500     132,000         175,000      $ 110,625       $       0
Jeffrey L. Elder............           0    $       0      181,999         100,000      $  61,489       $       0

(a) The exercise price of outstanding options at December 31, 1997 ranges from $12.125 to $44.06 per share. Options to purchase an aggregate of 400,000 shares held by Dr. Hasan have an exercise price of either 115% or 125% of the fair market value of the underlying shares on the date of grant, options to purchase an aggregate of 15,000 shares held by Dr. Southam have an exercise price of 120% of the fair market value of the underlying shares on the date of grant and all other options held by Dr. Hasan, Dr. Southam and the other Named Executive Officers have exercise prices equal to the fair market value of the underlying shares on the date of grant.

(b) Based on the difference between the closing price of $22.25 of Class A Common Stock on the NYSE on December 31, 1997 (the last trading day in 1997) and the option exercise price.

(c) Under the terms of the Company's Second Amended and Restated 1991 Stock Option Plan, all outstanding options of Dr. Hasan, Mr. Gellert, Dr. Berkbigler and Dr. Southam held as of October 1, 1996 became immediately exercisable as a result of approval by the Board of Directors of the FHS Combination. All of the outstanding options of Mr. Elder became exercisable on April 1, 1997 as a result of consummation of the FHS Combination pursuant to the terms of his employment agreement.

(d) An aggregate of 3,723 shares otherwise issuable were withheld from the exercise by Dr. Berkbigler of nonqualified stock options to purchase 5,000 of the Company's Class A Common Stock at an exercise price of $14.875 per share to satisfy exercise price and tax withholding obligations, with the result that 1,277 net shares of Class A Common Stock were issued to Dr. Berkbigler in the exercise.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAMS

    HSI had in effect through December 31, 1995 a Supplemental Executive Retirement Plan ("SERP") program that allowed executives to defer income on a non-qualified pre-tax basis (the "Prior SERP"). The Company matched 100% of the deferral amounts up to a pre-set limit. These amounts accumulated earnings based upon executive investment elections. Under the program an additional 78.5% of the accumulated deferral and Company match amounts became payable to an executive upon termination of his employment. Contributions, including executive deferral and company matches, were terminated December 31, 1995 and participating executives will be eligible for a payment equal to their account value as of December 31, 1995 upon termination of employment. Only Drs. Hasan and Berkbigler participated in the Prior SERP, and neither of Mr. Gellert, Mr. Elder nor Dr. Southam was a participant in the Prior SERP.

    A new SERP was approved by HSI effective January 1, 1996 (the "New SERP"). The New SERP ensures that executives who retire upon or after age 62 and who have worked for HSI or a predecessor organization for at least 15 years receive 50% of average pay (salary and bonus) when combined with Social Security and all other employer provided retirement benefits provided under current and prior programs. These programs include the accumulated value of Company contributions to the Company's 401(k) plan and benefits accrued under the Prior SERP. Executives with less than 15 years of service at age 62 will receive a reduced benefit under the New SERP, and executives must accrue at least five years of service to receive a partial benefit. Those terminating with between 5 and 10 years of service are entitled to receive a partial benefit, and executives who terminate with 10 or more years of service will be 100% vested on earned benefits. Monthly accrued benefits payable at age 62 and accrued through December 31, 1997 under the New SERP for the Named Executive Officers are: Dr. Hasan, $34,211; Dr. Berkbigler, $11,976; Mr. Gellert, $935; and Mr. Southam, $425. Mr. Elder was not a participant in the New SERP.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    EMPLOYMENT AGREEMENTS WITH DRS. HASAN AND BERKBIGLER. Each of Drs. Hasan and Berkbigler has an Employment Agreement with the Company (collectively, the "Employment Agreements"). Each of the Employment Agreements became effective and was assumed by the Company upon consummation of the HSI Combination. Each of the Employment Agreements has a five-year term, with an automatic one-year extension on each anniversary of the agreement.

    The Employment Agreements provide for a minimum 7% increase in annual salary each year. During the term of his employment, each of Drs. Hasan and Berkbigler is eligible to participate in the various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Each of Drs. Hasan and Berkbigler also is reimbursed for reasonable business expenses in performing his duties.

    If the Company terminates the employment of either of Drs. Hasan or Berkbigler without "cause" or if such executive terminates his employment for "good reason" (each as defined in the Employment Agreements), during the period commencing on the effective date of such termination and ending 36 months after the date of such termination, the Company will pay such executive his base salary and shall continue such executive's medical, health and accident insurance at the same coverage level maintained for such executive's benefit immediately prior to the date of termination. In the event that payments to Dr. Hasan would be subject to the "golden parachute" excise tax under Section 4999 of the Code, the Company is obligated to provide him with a tax gross-up payment in an amount sufficient to offset the effects of such excise tax.

    On March 10, 1997, in connection with the FHS Combination, Dr. Hasan's Employment Agreement was amended and restated effective as of January 1, 1997 (the "Amended Employment Agreement"). The Amended Employment Agreement has a five-year term beginning on the Effective Date, with an automatic one-year extension on each anniversary of the agreement. The Amended Employment Agreement provides for a three-year stay bonus to be paid for the fiscal years ending 1997, 1998 and 1999. The stay bonus is subject to certain performance objectives as set forth in the Amended Employment

Agreement. In addition, the Amended Employment Agreement provides that the base amount of the 36-month severance benefit provided for in the Employment Agreement will include an amount equal to the average of the annual bonus paid to Dr. Hasan (excluding the stay bonus referred to above) for the three fiscal years ending before the date of his resignation or termination.

    EMPLOYMENT AGREEMENT WITH MR. GELLERT. Mr. Gellert has a revised Employment Letter Agreement with the Company dated August 22, 1997 (the "Gellert Employment Letter Agreement"). During the term of his employment, Mr. Gellert is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Mr. Gellert also is reimbursed for reasonable business expenses in performing his duties and is provided with a monthly automobile allowance.

    The Gellert Employment Letter Agreement provides Mr. Gellert with two potential severance arrangements. If during a two-year period following a "change-of-control" transaction, the Company terminates the employment of Mr. Gellert or he voluntarily resigns for "good reason" (each as defined in the Gellert Employment Letter Agreement) he will receive severance pay equal to three years of his then current annual base salary and targeted bonus. Such severance pay will not exceed the applicable limitations under Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments") but the Company agrees to consider in good faith proposals to restructure such pay in the event such pay is limited by Section 280G.

    If the Company terminates the employment of Mr. Gellert other than following a change-of-control or for "just cause" (as defined in the Gellert Employment Letter Agreement), Mr. Gellert will be entitled to receive a severance payment equal to three years of his then current annual base salary and targeted bonus. In addition, the Company will engage Mr. Gellert as a consultant for a consulting fee equal to two years of his then targeted bonus and all stock options which are vested on the date of his termination shall remain exercisable during the term of his service as a consultant. These severance payments will be made to Mr. Gellert on a monthly basis for a three-year period. Such severance and consulting payments are contingent upon Mr. Gellert's compliance with the non-compete provisions set forth in the Gellert Employment Letter Agreement.

    EMPLOYMENT AGREEMENT WITH DR. SOUTHAM. Dr. Southam has an Employment Letter Agreement with the Company dated June 4, 1996 (the "Southam Employment Letter Agreement"). During the term of his employment, Dr. Southam is eligible to participate in various insurance, stock option, pension, incentive compensation and other fringe benefit plans and programs of the Company. Dr. Southam also is reimbursed for reasonable business expenses in performing his duties and is provided with a monthly automobile allowance.

    The Southam Employment Letter Agreement provides Dr. Southam with two potential severance arrangements. If during a two-year period following a "change-of-control" transaction, the Company terminates the employment of Dr. Southam or he voluntarily resigns for "good reason" (each as defined in the Southam Employment Letter Agreement) he will receive severance pay equal to three years of his then current annual base salary. Such severance pay will not exceed the lesser of (i) $1.2 million or (ii) the applicable limitations under
Section 280G of the Code (to avoid penalty taxes and deduction limitations on "excess parachute payments").

    If the Company terminates the employment of Dr. Southam other than following a change-of-control or for "just cause" or if he terminates his employment for "good reason" (each as defined in the Southam Employment Letter Agreement) he will be entitled to receive a severance payment equal to two years of his then current annual base salary. Such severance payment will not exceed $800,000. These severance payments will be made to Dr. Southam on a monthly basis for a two-year period. Such severance payments are contingent upon Dr. Southam's compliance with the non-compete provisions set forth in the Southam Employment Letter Agreement.

    TERMINATION AND CONSULTING AGREEMENT WITH MR. ELDER. The Company and Mr. Elder entered into a Consulting and Settlement Agreement effective December 31, 1997 (the "Elder Consulting Agreement"), pursuant to which Mr. Elder resigned as Senior Vice President-Chief Financial Officer of FHS and agreed to serve the Company as a consultant for a two year period ending December 31, 1999 (the "Elder Consulting Period"). Pursuant to the Elder Consulting Agreement, in settlement of all amounts to be received by Mr. Elder under his employment agreement, Mr. Elder was paid $2,788,421, which amount was paid as a cash lump sum and represented a restructuring of the timing of payments of the consideration payable under his employment agreement (and did not result in a change in the amount of such consideration). Under the Elder Consulting Agreement, the Company will pay Mr. Elder a consulting fee of $100,000 for the first 12 months of the Elder Consulting Period and $100,000 for the second 12 months of the Elder Consulting Period. The Company will also reimburse Mr. Elder for reasonable business expenses and Mr. Elder will continue to receive certain fringe benefits. In addition, Mr. Elder has agreed to certain provisions that do not allow him to compete with the Company during the Elder Consulting Period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions regarding the Company's executive compensation are made by the Compensation Committee. Prior to the FHS Combination, in 1997 the HSI Compensation Committee (which functioned in substantially the same capacity of the Company's Compensation Committee) consisted of Messrs. Bouchard (Chairman), Farley and Murphy, each of whom was a "Non-Employee Director" as defined in Rule 16b-3 adopted under the Exchange Act, with respect to the plans administered at the time of service on such committee.

    Effective upon consummation of the FHS Combination, the Compensation Committee was recomposed pursuant to the By-Laws to consist of Messrs. Bouchard (Chairman), Farley, Hanselman and Troubh, each of whom is a "Non-Employee Director" of the Company as defined in Rule 16b-3 adopted under the Exchange Act, with respect to the plans administered by the Compensation Committee.

    The following information relates to transactions by HSI during the first three months of 1997 prior to consummation of the FHS Combination and by the Company after consummation of the FHS Combination with the foregoing members of the Compensation Committee of HSI and of the Company during such time.

    Mr. Bouchard, a director of the Company, is Senior Vice President, Human Resources of International Business Machines Corporation ("IBM"). During 1997, the Company's Health Net subsidiary engaged IBM as a consultant with respect to the management of certain provider benefits information. During 1997, Health Net paid IBM approximately $212,000 in consulting fees for such services.

    Mr. Farley, a director of the Company, is a partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., which law firm was an employer group of a Company subsidiary in 1997 and continues to be such an employer group. Premiums paid by such firm to this Company subsidiary totaled approximately $36,750 in 1997.

                        DIRECTORS' COMPENSATION FOR 1997

    Prior to the FHS Combination in 1997 the annual retainer payable to non-employee directors of HSI was $20,000 per year, and each non-employee director who chaired a committee of the HSI Board of Directors was eligible to receive an annual additional retainer of $4,000. Such non-employee directors also received a $1,000 fee for each meeting of the HSI Board of Directors or committee thereof attended. No fees were paid to employees of the Company for service as a director.

    Effective upon consummation of the FHS Combination, the annual retainer payable to non-employee directors of the Company was increased to $30,000 per year, and each non-employee director who chaired a committee of the Company Board of Directors became eligible to receive an annual additional retainer of $5,000. Such non-employee directors also receive a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended. No fees are paid to employees of the Company for service as a director.

    In addition, in 1997 non-employee directors of the Company participated in the Company's Third Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), which was approved by the Company's Shareholders at the 1997 Annual Stockholders Meeting and which provided for initial grants and automatic annual grants of nonqualified stock options to such directors. Each such grant entitled the optionee to purchase 7,500 shares of Class A Common Stock at an exercise price equal to the fair market value of Class A Common Stock on the date of such grant. Each grant vests as to 20% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a "change in control" of the Company, as defined in the Director Plan. Under the Director Plan, 500,000 shares of Class A Common Stock have been reserved for issuance.

    On August 6, 1997 options to purchase 7,500 shares at an exercise price of $31.50 per share were thereby granted to each of Messrs. Bouchard, Deukmejian, Farley, Foley, Fowler, Greaves, Hanselman, Stegemeier and Troubh pursuant to the formula provisions of the Director Plan.

    In 1994, FHC adopted a retirement plan for non-employee directors (the "FHC Retirement Plan"). The FHC Retirement Plan provides a retirement benefit to any director who was not an employee of FHC and who was either a member of the FHC Board of Directors as of July 1, 1994 or who thereafter became a member of the FHC Board of Directors. The retirement program will pay a monthly benefit for his or her life equal to (i) 1/12 times the director's final average earnings (i.e., all of a director's average annual earnings from the Company, excluding consulting fees and income arising from stock options, in the three calendar years in which the director's earnings were highest, such three years being selected from within the 10 final years such individual served as a director.) times (ii) the director's vested percentage (which increases from 50% for three years of service to 100% for 10 or more years of service) times (iii) 70%. Directors who had less than three years of service with FHC were not entitled to any benefits. The benefits will commence following the later of the date a director attains age 60 or the date he or she ceases to be a director.

    The FHC Retirement Plan was terminated effective April 22, 1997, and certain lump sum payments were made in 1997 to the following former directors of FHC, as follows: David A. Boggs, $166,426 (received in 1998); Earl B. Fowler, $229,005; Richard W. Hanselman, $250,024; Richard J. Stegemeier, $136,870; Raymond S. Troubh, $205,589; and Robert O. Anderson, $112,004.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding shares of the Company's Class A Common Stock as of the Record Date. The following information is based on reports on Schedule 13D or 13G filed with the Securities and Exchange Commission or other reliable information.

                                                                               AMOUNT AND NATURE OF
                                                                                  PERCENTAGE OF
                                                                                    BENEFICIAL        PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                               OWNERSHIP(1)           CLASS
----------------------------------------------------------------------------  ----------------------  -------------
Neuberger & Berman LLC......................................................         11,920,570(2)          10.7%
  605 Third Avenue, 40th Floor
  New York, New York 10158

Sanford C. Bernstein & Co., Inc.............................................         10,405,181(3)           9.4%
  767 Fifth Avenue
  New York, New York 10153

Vanguard/Windsor Funds, Inc.................................................          9,334,160(4)           8.4%
  100 Vanguard Blvd., P. O. Box 2600
  Malvern, Pennsylvania 19355

Franklin Resources, Inc.....................................................          8,992,200(5)           8.1%
  777 Mariners Island Blvd.
  San Mateo, California 94404

MacKay-Shields Financial Corporation........................................          6,533,700(6)           5.9%
  9 West 57th Street
  New York, New York 10019

Harris Associates L.P.......................................................          5,213,529(7)           4.7%
  Two North LaSalle Street, Suite 500
  Chicago, Illinois 60602

------------------------

(1) The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

(2) Neuberger & Berman LLC is deemed to be a beneficial owner for purposes of Rule 13(d) of the Exchange Act, since it has shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger & Berman LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Principals of Neuberger & Berman LLC own 36,500 shares. Principals own these shares in their own personal securities account. Neuberger & Berman LLC disclaims beneficial ownership of these shares since these shares were purchased with each principal's personal funds and each partner has exclusive dispositive and voting power over the shares held in their respective accounts. With regard to 9,974,900 shares, Neuberger & Berman LLC and Neuberger & Berman Management Inc. are deemed to be beneficial owners for purposes of Rule 13(d) since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger & Berman LLC and Neuberger & Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger & Berman's various Mutual Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. No other Neuberger & Berman LLC advisory client has an interest of more than 5% of the outstanding Class A Common Stock of the Company.

(3) Sanford C. Bernstein & Co., Inc. ("SBC") is a registered investment advisor/broker dealer. An aggregate of 10,405,181 shares of the Company's Class A Common Stock are held for the accounts of one or more discretionary clients of SBC. SBC has sole power to dispose of all such shares. SBC has sole voting authority with respect to 6,160,918 of such shares. In addition, one or more of SBC's clients have appointed an independent voting agent with instructions to vote an additional 973,200 of such shares in the same manner as SBC, and SBC's clients have the right to receive dividends from and the proceeds of the sale of such shares.

(4) Vanguard/Windsor Funds, Inc. is an investment company registered under the Investment Company Act of 1940 and, as such, is deemed a beneficial owner for purposes of Rule 13(d) of the Exchange Act since it has sole power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares listed in the table.

(5) Franklin Resources, Inc. ("FRI") is a parent holding company whose wholly-owned subsidiaries Franklin Mutual Advisers, Inc. ("FMAI") and Franklin Advisers, Inc. ("FAI") are investment advisors registered under the Investment Advisors Act of 1940. One or more of FMAI's or FAI's advisory clients is the legal owner of an aggregate of 8,992,00 shares of the Company's Class A Common Stock. Pursuant to investment advisory agreements with its respective advisory clients, each of FMAI and FAI has sole investment discretion and voting authority with respect to such shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Stockholders") each owns in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. Each of the Principal Stockholders, therefore, may be deemed to have indirect beneficial ownership over such shares. The Principal Stockholders, FRI, FMAI and FAI disclaim any economic interest or beneficial ownership in any of the Company's Class A Common Stock. The address of each of the Principal Stockholders and FRI is as set forth in the table above.

(6) MacKay-Shields Financial Corporation is an investment advisor registered under the Investment Advisors Act of 1940 and, as such, is deemed to be a beneficial owner for purposes of Rule 13(d) of the Exchange Act since it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of the shares listed in the table.

(7) Harris Associates L.P. ("Harris"), an investment advisor registered under the Investment Advisor Act of 1940, and Harris Associates, Inc., the general partner of Harris, may be deemed to be beneficial owners for the purposes of Rule 13(d) of the Exchange Act by reason of advisory and other relationships between Harris and the persons who own the shares. Harris has shared power to vote or direct the vote of 5,213,529 shares and sole power to dispose or to direct the disposition of 2,063,059 shares and shared power to direct the disposition of 3,150,470 shares. Harris has been granted the power to vote shares in circumstances it determines to be appropriate in connection with assisting its clients to whom it renders financial advice in the ordinary course of its business, by either providing information or advice to the persons having such power, or by exercising the power to vote. In addition, Harris serves as investment advisor to the Harris Associates Investment Trust (the "Trust"), and various of Harris' officers and directors are also officers and trustees of the Trust. Harris does not consider that the Trust is controlled by such persons.

    The Trust through its various series, beneficially owns 3,148,910 shares which are included in shares over which Harris has shared voting and dispositive power. In addition, Harris serves as investment advisor to a small number of other clients who own shares, but for which Harris does not have discretionary authority but which are included as shares over which Harris has shared voting and dispositive power.

    The foregoing information relates only to the ownership of the Company's Class A Common Stock. In addition, the CWF holds 10,297,642 shares of the Company's Class B Common Stock, constituting all of the shares of that class and approximately 8.5% of the Company's aggregate equity. Under the Certificate, the shares held of record by the CWF are entitled to the same economic benefits as all shares of Class A Common Stock, but are non-voting in nature. Upon the sale or other transfer of any such shares by the CWF to an unrelated third party, such shares are automatically converted on a one-to-one basis into fully voting shares of Class A Common Stock. Until December 31, 1998, transfer of such shares is subject to certain restrictions set forth in the CWF Shareholder Agreement.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Class A Common Stock beneficially owned by each of the current directors of the Company, by each Named Executive Officer of FHS in 1997 and by all current directors and executive officers as a group as of the Record Date, and the percentage that these shares bear to the total number of shares of Class A Common Stock outstanding as of such date:

                                                                                   AMOUNT OF SHARES
                                                                                     BENEFICIALLY      PERCENTAGE
NAME OF INDIVIDUAL OR NUMBER OF PERSONS IN GROUP                                       OWNED(1)         OF CLASS
-------------------------------------------------------------------------------  --------------------  -----------
Malik M. Hasan, M.D............................................................      4,766,299(2)         4.3%

J. Thomas Bouchard.............................................................         25,000(3)           *

George Deukmejian..............................................................         26,399(4)           *

Thomas T. Farley...............................................................         58,500(5)           *

Patrick Foley..................................................................         13,000(6)           *

Earl B. Fowler.................................................................         48,650(7)           *

Roger F. Greaves...............................................................         36,743(8)           *

Richard W. Hanselman...........................................................         36,528(9)           *

Richard J. Stegemeier..........................................................         32,500(10)          *

Raymond S. Troubh..............................................................         52,453(11)          *

Jay M. Gellert.................................................................        100,000(12)          *

Dale T. Berkbigler, M.D........................................................        504,292(13)          *

Arthur Southam, M.D............................................................         65,300(14)          *

Jeffrey L. Elder...............................................................        181,999(15)          *

All current executive officers and directors as a group (20 persons)...........      5,969,990(16)        5.3%

------------------------

* The amount shown is less than 1% of the outstanding shares of each class.

 (1) The information contained in this table is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

 (2) Includes 690,000 shares of Class A Common Stock with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, 265 shares under the profit sharing plan component of the Company's 401(k) plan and 9,680 shares owned by Dr. Hasan's wife. Does not include 154,283 shares held by the Hasan Family Foundation (a private charitable foundation of which Mrs. Hasan is the chairperson) or 46,880 shares held by each of his two youngest childrens' trusts (the sole trustee of which is an unrelated third party).

 (3) Includes 25,000 shares with respect to which Mr. Bouchard has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (4) Includes 25,699 shares with respect to which Mr. Deukmejian has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 700 shares held in the C. George Deukmejian Defined Benefit Pension Plan, of which Mr. Deukmejian is a trustee.

 (5) Includes 30,000 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 10,000 shares held by the Farley Family Trust over which trust Mr. Farley has investment power. Mr. Farley disclaims beneficial ownership of the shares held by the Farley Family Trust.

 (6) Includes 6,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options and 6,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 16, 1998.

 (7) Includes 28,728 shares with respect to which Adm. Fowler has the right to acquire beneficial ownership by virtue of outstanding vested options and 6,500 shares with respect to which Adm. Fowler has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 16, 1998.

 (8) Includes 10,000 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (9) Includes 28,728 shares with respect to which Mr. Hanselman has the right to acquire beneficial ownership by virtue of outstanding vested options and 6,500 shares with respect to which Mr. Hanselman has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 16, 1998.

(10) Includes 26,000 shares with respect to which Mr. Stegemeier has the right to acquire beneficial ownership by virtue of outstanding vested options and 6,500 shares with respect to which Mr. Stegemeier has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 16, 1998.

(11) Includes 28,728 shares with respect to which Mr. Troubh has the right to acquire beneficial ownership by virtue of outstanding vested options and 6,500 shares with respect to which Mr. Troubh has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 16, 1998.

(12) Includes 100,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(13) Includes 127,000 shares with respect to which Dr. Berkbigler has the right to acquire beneficial ownership by virtue of outstanding vested options, 373,086 shares held by Berkbigler Family Partners, Ltd., of which Dr. Berkbigler is the general partner, and 172 shares held by Dr. Berkbigler under the profit sharing component of the Company's 401(k) plan.

(14) Includes 65,000 shares with respect to which Mr. Southam has the right to acquire beneficial ownership by virtue of outstanding vested options.

(15) Includes 181,999 shares with respect to which Mr. Elder has the right to acquire beneficial ownership by virtue of outstanding vested options.

(16) Includes an aggregate of 1,367,565 shares with respect to which all current executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding vested options, and an aggregate of 45,501 shares with respect to which all current executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 16, 1998.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Under the Exchange Act, the Company's directors, certain executive and other officers, and any person holding more than ten percent of the Company's Class A Common Stock are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and any exchange or quotation system on which the Class A Common Stock is listed or quoted. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by directors, officers and ten percent holders to file such reports on a timely basis. Based solely on a review of the copies of reports furnished to the Company as filed with the SEC, the Company believes that its executive officers and directors have complied with the filing requirements applicable to them for the year ended December 31, 1997.

       REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND
                    NOMINATIONS OF DIRECTORS BY STOCKHOLDERS

NOMINATIONS FOR THE BOARD OF DIRECTORS

    The Company expects to hold its 1999 Annual Meeting of Stockholders in May of 1999, although the Company retains the right to change this date, as it may determine. The By-Laws provide that written notice of proposed stockholder nominations for the election of directors at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company not less than sixty days nor more than ninety days prior to the meeting. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the SEC and the By-Laws. Stockholders wishing to nominate persons should contact the Company's Secretary at 21600 Oxnard Street, Woodland Hills, California 91367 or 225 North Main Street, Pueblo, Colorado 81003.

PROPOSALS

    Any stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 1999 Annual Meeting of Stockholders must satisfy the requirements of the SEC and the proposal must be received by the Secretary of the Company on or before December 1, 1998 for review and consideration for inclusion in the Company's proxy statement and proxy card relating to that meeting.

    The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to the nomination of director candidates do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at a meeting.

    UPON WRITTEN REQUEST BY ANY STOCKHOLDER, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S MOST RECENT FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO DAVID OLSON, VICE PRESIDENT OF INVESTOR RELATIONS, 21600 OXNARD STREET, 17TH FLOOR, WOODLAND HILLS, CA 91367.

                                 OTHER MATTERS

    The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ B. CURTIS WESTEN, ESQ.

                                          B. Curtis Westen, Esq.
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

                      FOUNDATION HEALTH SYSTEMS, INC.
                         21600 OXNARD STREET
                  WOODLAND HILLS, CALIFORNIA 91367
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
         MANAGEMENT OF FOUNDATION HEALTH SYSTEMS, INC.


The undersigned does hereby appoint Malik M. Hasan, M.D., Jay M. Gellert and
B. Curtis Westen as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class A Common Stock of Foundation Health Systems, Inc. (the "Company") held of record by the undersigned on March 16, 1998 at the annual meeting of stockholders to be held on May 7, 1998 or any adjournment or postponement thereof.

         PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                      USING THE ENCLOSED ENVELOPE.


              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
-------------------------------------------------------------------------------

                  FOUNDATION HEALTH SYSTEMS, INC.
   PLEASE MARK VOTE IN OVAL IF THE FOLLOWING MANNER USING DARK INK ONLY.

IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DIRECTION OF THE PROXIES AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

            FOR          WITHHOLD        FOR ALL
            ALL            ALL            EXCEPT
            / /            / /             / /



1.  ELECTION OF DIRECTORS --
    Nominees: Roger F. Greaves, Richard W. Hanselman and Raymond S. Troubh.



    -----------------------------------------------------------------
    (EXCEPT NOMINEE(S) LISTED ABOVE)

2. To authorize the proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

            FOR          AGAINST           ABSTAIN
            / /            / /             / /


The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 7, 1998 and the related Proxy Statement. This Proxy, when properly executed, will be filed in the manner directed herein by the undersigned stockholder.

                                    Dated:
                                          -----------------------------, 1998

                                    Signature(s)
                                                ------------------------------


                                     -----------------------------------------


                                     Please sign exactly as name appears
                                     hereon. When shares are held jointly,
                                     both should sign. When signing as
                                     attorney, executor, administrator,
                                     trustee or guardian, please give full
                                     title as such. If a corporation, please
                                     sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

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                           FOLD AND DETACH HERE

                          YOUR VOTE IS IMPORTANT!

      PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                     IN THE ENCLOSED ENVELOPE.